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                                                                  Exhibit (a)(5)

                                 Billserv, Inc.
                        211 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                  June 6, 2002

To: All Eligible Employees and Eligible Directors of Billserv, Inc. ("Billserv" or the "Company") under the Offer to Exchange, dated May 10, 2002

Re: Supplemental Information Concerning the Offer to Exchange

This memorandum provides supplemental information concerning the Offer to Exchange, dated May 10, 2002 (the "offer to exchange"), as follows.

Pursuant to this supplement, we are amending Section 16 of the offer to exchange ("Additional Information") to delete the incorporation by reference of additional documents that may be filed with the SEC between the date of offer commencement and the expiration date. Instead, we are recommending that, in addition to the documents already referred to in Section 16, eligible employees and directors review Billserv's most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 13, 2002.

In addition, we are amending Item 12 of Schedule TO to add a reference to Exhibit (a)(7), attached hereto, Form of Acceptance Notice. Promptly after we have accepted tendered eligible options for exchange, Billserv will send each of you this letter indicating the number of eligible options that we have accepted for exchange, the corresponding number of new options and the expected grant date of the new options.

Finally, we are amending Section 9 of the offer to exchange ("Information Concerning Billserv") to add certain summary financial information concerning Billserv, which is set forth, below.

This supplement does not alter the terms and conditions previously set forth in the offer to exchange, and should be read in conjunction with the offer to exchange.

                                 * * * * * * * *

The following tables set forth selected financial and operating data of Billserv. The selected historical statement of operations data for the years ended December 31, 2001 and 2000 and the selected historical balance sheet data as of December 31, 2001 and 2000 have been derived from the audited financial

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statements included in our annual report on Form 10-K for the year ended
December 31, 2001. The selected historical statement of operations data for the three months ended March 31, 2002 and March 31, 2001 and the selected historical balance sheet data as of March 31, 2002, which are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2002, are unaudited. The information presented below should be read together with our financial statements and related notes filed as an Exhibit to our annual report on Form 10-K and our other SEC filings referred to in Section 16 ("Additional Information").

Summarized Financial Information (Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                             For the three month period          For the year ended
                                                   ended March 31,                  December 31,
                                          -------------------------------  -----------------------------
                                               2002             2001            2001           2000
                                               ----             ----            ----           ----
Revenues                                     $1,129,672        $509,409       $2,968,678        $650,023
Gross margin                                    (75,424)       (722,907)      (2,026,483)     (3,040,820)
Net loss before accounting change            (1,892,630)     (3,234,305)     (10,405,706)    (19,956,050)
Net loss                                     (1,892,630)     (3,234,305)     (10,405,706)    (20,008,323)

Per share information:
Net loss before accounting change
 - basic and diluted                             (0.09)         (0.21)            (0.58)         (1.35)
Net loss - basic and diluted                     (0.09)         (0.21)            (0.58)         (1.35)
Weighted average common shares
outstanding - basic and diluted              20,577,813      15,697,051       18,017,051      14,793,622

CONSOLIDATED BALANCE SHEET DATA


                                                        March 31,               December 31,
                                                        ---------    --------------------------------
                                                          2002             2001              2000
                                                          ----             ----              ----
Current assets                                        $5,374,423        $7,255,124       $8,848,543
Noncurrent assets                                      4,396,120         4,160,012        6,441,999
Current liabilities                                    1,423,311         1,504,770        3,557,537
Noncurrent liabilities                                   452,151           161,800          721,595

Book value per common share                                0.38


On April 23, 2002, Billserv issued a press release that announced financial results for the three months ending March 31, 2002 and its expected business performance for the second quarter of 2002. For the second quarter of 2002, Billserv is forecasting revenue to be in the range of $1.0 million to $1.3 million, with a loss per common share of approximately $0.08 to $0.10.

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The information set forth on pages 11 to 40 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and the information set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 is incorporated herein by reference. See Section 16 ("Additional Information") of the offer to exchange for information on how to obtain copies of our SEC filings, including filings that contain our financial statements.